Exhibit 99.1

DATE: Dec. 22, 2011

MEDIA CONTACT: Jeff Pounds (918) 573-3332	INVESTOR CONTACT: Sharna Reingold (918) 573-2078

Williams Partners Agrees to Acquire Laser Northeast Gathering System in Marcellus Shale

•	Purchase Price is Approximately $750 million

•	Acquisition Adds to Williams Partners’ Growing Scale in Marcellus Shale

•	Purchase Price to be Funded with Cash, WPZ Units

TULSA, Okla. – Williams Partners L.P. (NYSE:WPZ) today announced it has agreed to acquire the Laser Northeast Gathering System and other midstream businesses from Delphi Midstream Partners, LLC for approximately $750 million. Delphi Midstream Partners, LLC is owned by American Securities LLC and management.

The Laser Gathering System is currently comprised of 33 miles of 16-inch natural gas pipeline and associated gathering facilities in Susquehanna County, Pa., as well as 10 miles of gathering pipeline in southern New York. The acquisition is supported by existing long-term gathering agreements that provide acreage dedications and volume commitments. As production in the Marcellus increases, the Laser system is expected to reach a capacity of 1.3 billion cubic feet per day (Bcf/d).

“The acquisition of the Laser system continues our strategy of safely and reliably serving producers through large-scale midstream infrastructure in the Marcellus Shale and other basins,” said Rory Miller, senior vice president of Midstream for Williams Partners.

“This is a great outcome for Laser and its employees,” said Thomas F. Karam, chairman and chief executive officer of Laser. “I am very pleased that our talented and professional team will have an opportunity to join one of the leading companies in the industry.”

Williams Partners plans to fund the purchase price of the acquisition with a combination of $300 million cash and approximately 7.5 million Williams Partners common units.

The acquisition is subject to customary regulatory filings and approvals.

This acquisition was not included in the 2011-13 capital expenditure or other guidance provided on Nov. 1. The partnership will update its guidance when it reports year-end 2011 financial results on Feb. 22, 2012. Williams Partners expects the transaction to close in first-quarter 2012.

About Williams Partners L.P. (NYSE: WPZ)

Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 14 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 75 percent of Williams Partners, including the general-partner interest. More information is available at . Go to or to join our email list.

# # #

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual reports filed with the Securities and Exchange Commission.